SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (date of earliest event reported ) July 11, 2000
                                  -------------


                               NETCRUISE.COM, INC.
             (Exact name of registrant as specified in its charter)



         New Jersey                  O-29188                  22-2719541
-------------------                 -------                   ----------
     (state or other           (Commission file number)       (IRS Employer
     jurisdiction of                                          Identification
     incorporation)                                            Number)



      2401 Morris Avenue, Union, New Jersey                         07083
      ------------------------------------------------- ---------   -----
      (address of principal executive offices)                     (Zip Code)



Registrant's   telephone   number,   including   area   code,   (908)   801-8767






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Item 5:  OTHER EVENTS

         Election of New Directors

         On July 11, 2000, David W. Sass and Charles Taback resigned as Directors of the Company, and Charles F. Auster, Joseph Perri and David Walsh became Directors of the Company.

         Charles F. Auster, 46, has been the President and Chief Executive Office of Infocrossing, a computer server hosting and managed services company in (to come) New Jersey since (to come). From (to come) he served as the Executive Vice President, Chief Operating Officer and a Director of IXnet, Ltd., which was recently acquired by Global Crossing, Ltd., which provides network communications services such as international voice, data and internet protocol networks for the financial services community in 37 countries. Mr. Auster also serves as Chairman of the Board of Trustees of The L'Enfant Trust, a Washington D.C. charitable organization, and is a member of the Boards of Directors of American Utilicraft Corporation and Lucent Digital Video, an internal venture of Lucent Technologies Corporation. He is an honors graduate of both Tufts University (BS - economics) and the George Washington University National Law Center (J.D.), and is a member of the bar of both the District of Columbia and the State of Virginia.

Joseph Perri, 68, has for more than the past five years been the President and owner of Citation Management Realty Company, a privately-held real investment company with offices in Brooklyn, New York. He is the Chairman and Chief Executive Officer of the Company as well as its principal shareholder.

David Walsh, 41, is the Executive Vice President, Sales and Marketing, at Global Crossing, Ltd., a publicly-held provider of broadband communications network services. From its founding in 1993 until 1999, Mr. Walsh was the President of IXnet, Ltd., which was recently acquired by Global Crossing, and he is currently IXnet's Chief Executive Officer. Mr. Walsh is a graduate of Valdosta State College (B.B.A.) and New York University (M.S. - telecommunications).


Item 7:  FINANCIAL STATEMENTS AND EXHIBITS

         None

         SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            NETCRUISE.COM, INC.
         July 31, 2000

                            By: /s/ Lawrence E. Burk
                                Lawrence E. Burk
                           President and Chief Executive Officer